Exhibit j
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated May 10, 2005 on the financial statements and financial highlights of the USAA California Bond Fund, the USAA California Money Market Fund, the USAA Intermediate-Term Fund, the USAA Long-Term Fund, the USAA New York Bond Fund, the USAA New York Money Market Fund, the USAA Short-Term Fund, the USAA Tax-Exempt Money Market Fund, the USAA Virginia Bond Fund, and the USAA Virginia Money Market Fund as of and for the year ended March 31, 2005 in the Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A No. 2-75093).


                                         ERNST & YOUNG LLP


San Antonio, Texas
July 25, 2005